UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 21, 2012

YATERRA VENTURES CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-53556	73-3249571
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1102 Slide Road, No. 30
Lubbock, TX 79416
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 718-710-4508

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

(a)	Yaterra Ventures Corp. (the “Company”) executed an agreement with Mr. Cedric Atkinson to be the Company’s Chief Executive Officer.
(1)

The agreement was executed on May 21, 2012. Mr. Atkinson has entered into a stock purchase agreement with Mr. David K. Ryan to become the majority shareholder of the Company once we meets certain closing conditions.

(2)

The agreement shall be for a Five (5) year term with Mr. Atkinson receiving or his services Twenty Thousand Dollars ($20,000.00) per month and Ten Million (10,000,000) restricted shares of the Company’s common stock vesting over the term of the Agreement, provided however that the Agreement will be canceled and all consideration voided if Mr. Atkinson fails to complete the closing of the stock purchase agreement with Mr. Ryan.

Item 2.01 Completion of Acquisition or Disposition of Assets

Yaterra Ventures Corp. (the “Company”) executed an acquisition of One Hundred Percent (100%) of the issued and outstanding shares of PureSpectrum Oil and Gas, Inc., a Nevada corporation (“Target”) from PureSpectum, Inc., a Delaware corporation.

(a)	The transaction was completed on May 21, 2012.
(b)	Target is an oil and gas leasing company with operations in Texas.
(c)	Target was acquired from PureSpectrum, Inc. a Delaware corporation (“PSRU”). Mr. Cedric Atkinson, CEO of the Company, is also the Chief Executive Officer of PSRU.
(d)

The Company paid PSRU Two Million Five Hundred Thousand (2,500,000) restricted shares of common stock of the Company and assumed Seventy Percent (70%) of PSRU’s secured debts, which equals approximately Six Hundred Fifty Thousand Dollars ($650,000.00), for the Target.

(e)	N/A

Item 9.01 Financial Statements and Exhibits

2.1	Employment Agreement – Chief Executive Officer

2.2	Agreement and Plan of Share Exchange Agreement

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 24, 2012	Yaterra Ventures Corp.

By: /s/: Cedric Atknison
Name: Cedric Atkinson
Title: President, Secretary, Treasurer